EXHIBIT 10.36

November 3, 2010

Mr. Donald W. Reilly

25 Sage Drive

Cranston, RI 02921

Dear Don,

I am very pleased to extend an offer of employment to you for the position of Chief Financial Officer, reporting to Michael El-Hillow. Your start date is expected to be January 10, 2011. As with all employees, your position and duties are subject to change as the needs of the business may require. Also, you will be expected to follow the policies and procedures of the Company, as they may exist and be revised during the course of your employment.

Base Compensation: Your starting gross base compensation will be $11,346 per pay period (equivalent to $295,000 annually), paid bi-weekly.

Bonus Plan Participation: You will be eligible to participate in the Evergreen Solar Management Incentive Plan. This plan provides you with the opportunity to earn an annual bonus, at target, of up to 75% of your base salary based on the financial performance of the company and specific strategic goal attainment. As with all executive compensation, the Board of Directors retains the right to amend bonus plan design from one plan year to the next. Should a change in the bonus plan be made, we will communicate that to all plan participants. Current plan details will be provided to you shortly after your start date.

Equity Awards: Subject to the approval of the Company’s Board of Directors, you will be granted 20,833 time-based restricted shares and 41,666 time-based stock options of Evergreen. Both will have annual pro-rated vesting over four years and be subject to the terms and conditions of the plan.

Additional Compensation: Because you are giving up certain variable compensation at your current employer, we will pay you $50,000 in three equal installments on or about February 1, 2011, April 1, 2011, and July I, 2011.

138 Bartlett Street Marlboro. MA 01752 USA

Salary Continuation: Should you be terminated without cause, Evergreen Solar will provide you with base salary and benefit continuation, at your then current base salary (but no less than the base salary outlined in this offer letter) and your then current benefit contribution rate, for a period of six (6) months. Should you remain unemployed at the end of the six (6) month period, you will receive up to an additional six (6) months of salary and benefit continuation (on a month by month basis) provided that you have demonstrated, to the satisfaction of the Company, a good faith effort to become reemployed.

Cause is defined as termination in the reasonable judgment of management for any of the following: (i) conviction of a felony; (ii) commission of any other material act or omission involving dishonesty, fraud, breach of fiduciary duty or other act of dishonesty with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Affiliates; (iii) a material violation of the policies of the Company; (iv) misappropriation of material funds or assets of the Company for personal use; (v) the breach of any provision of any Company agreement relating to confidentiality, nondisclosure, intellectual property, non-solicitation or non-competition, or engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries; (vi) failure or refusal to perform assigned duties hereunder (other than as a result of illness or disability) and such failure or refusal shall have continued for a period of ten (l0) days following written notice from the Company, it being understood that the Company’s failure to achieve its business plan or projections shall not itself be considered a failure or refusal to perform duties.

Benefits: As a full-time employee of Evergreen Solar you are eligible for our comprehensive benefits program. This program presently includes medical insurance, disability insurance, life insurance, paid time off (PTO), holiday pay, 401 (k) savings plan, and others. You will receive more detailed information regarding Evergreen’s benefits and policies on or before your first day of employment. Where a particular benefit is subject to a formal plan document or government regulations (for example, medical insurance, 40I(k)), eligibility to participate in and receive any particular benefits governed solely by the applicable plan document. Should you have any questions about the Company’s benefits, please feel free to request a copy of the plan document and/or contact me directly. Evergreen Solar, of course, reserves the right on a prospective basis to modify, change or eliminate its compensation, bonus or benefit programs, at the Company’s sole discretion.

As referenced above, the Company utilizes a Paid Time Off Plan (PTO), which combines traditional sick and vacation time into one bank of hours. Your offer assumes four weeks of vacation, and six sick days, or 208 PTO hours annually.

Nothing in the above paragraphs or any of the referenced agreements shall alter the nature of the employment relationship or otherwise create an express or implied contract or promise to employ you for a specific period of time.

Drug and Alcohol Testing/Background Check: Evergreen Solar requires pre-employment drug and alcohol testing, as well as a background check. The Company also may conduct drug and alcohol testing during employment. Please refer to “Attachment A” for specific details on how to schedule your appointment with Quest Diagnostics, the firm that we utilize to conduct all pre-employment drug/alcohol testing.

It is very important that you schedule your appointment with Quest Diagnostics ASAP. You will not be able to begin employment with Evergreen Solar until a negative test result is received by the Company.

Evergreen Solar Non-competition, Nondisclosure and Developments and Dispute Resolution Agreement: In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its Confidential Information and good-will with its customers, vendors and other business partners, you are required to sign the Company’s on-competition, Nondisclosure and Developments Agreement (NCA), attached to this letter. Your obligations under the NCA shall continue regardless of any change in your title or compensation, and regardless of the reasons for any termination of employment.

Also, as we have explained to you, just as Evergreen Solar regards the protection of our trade secrets, and other confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. Evergreen Solar respects these obligations, and expects you to honor them as well. To that end, we expect that you will not take any documents or other confidential information from your employer if and when you depart. Further, we want to make it perfectly clear you should not bring with you to Evergreen Solar, or use in the performance of your responsibilities for our Company, any proprietary business or technical information, materials or documents of a former employer. The Company also requires you to verify that the performance of your position at Evergreen Solar does not and will not breach any valid agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Evergreen Solar). Please provide us with a copy of any such agreements.

Nature of Relationship/Interpretation of Letter

While we obviously are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy under which both you and the Company remain free to end the employment relationship at any time and for any reason. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit beyond the end of your employment with the Company. Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by Evergreen Solar, and with the exception of the Evergreen Solar NCA, it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment with Evergreen Solar shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

Finally, you also must complete an Employment Eligibility Verification Form, and submit (within 3 business days of employment) an original document establishing identity and employment eligibility.

We look forward to your joining Evergreen Solar soon!

Sincerely,

/s/ Gary Pollard

Gary Pollard

Vice President, Human Resources

Agreed and Accepted:

/s/ Donald W. Reilly
Donald W. Reilly	Date 1/7/11